OREGON STEEL MILLS, INC.
                                  --------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 ---------------

                                   TO BE HELD
                                 APRIL 29, 1999
                             9:30 A.M. MOUNTAIN TIME
                                  ---------------

TO THE STOCKHOLDERS:

         You are invited to attend the Annual Meeting of Stockholders of Oregon Steel Mills, Inc. (the "Corporation") to be held at the Phoenix Airport Marriott, 1101 North 44th Street, Phoenix, Arizona, on Thursday, April 29, 1999, at 9:30 a.m. Mountain Time.

         The meeting is being held for the following purposes:

         1.  To elect three Class B directors.
         2. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on March 2, 1999 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting is available for inspection at the offices of the Corporation.

         Admission to the meeting will be by Admission Ticket only. If you are a stockholder of record or an ESOP participant and plan to attend the Annual Meeting, please detach your proxy from the Admission Ticket and present the ticket for admission to the meeting. If you are a stockholder whose shares are not registered in your own name and you plan to attend the meeting, please bring a copy of the voting form sent to you by the stockholder of record (your broker, bank, etc.) or other evidence of stock ownership.

                       By Order of the Board of Directors,

                                            LaNelle F. Lee
                                            SECRETARY
March 19, 1999
Portland, Oregon







   YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. YOUR PROMPT RESPONSE COULD SAVE THE CORPORATION THE EXPENSE OF A FOLLOW-UP MAILING.

                            OREGON STEEL MILLS, INC.
                           1000 SW BROADWAY BUILDING,
                                   SUITE 2200
                             PORTLAND, OREGON 97205
                                 (503) 223-9228
                                 --------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 --------------

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Oregon Steel Mills, Inc. (the "Corporation") to be voted at the Annual Meeting of Stockholders to be held at the Phoenix Airport Marriott, 1101 North 44th Street, Phoenix, Arizona, on Thursday, April 29, 1999, at 9:30 a.m. Mountain Time, and any adjournments thereof.

      Only stockholders of record at the close of business on March 2, 1999, are entitled to notice of, and to vote at, the meeting. At the close of business on that date, the Corporation had 25,776,804 shares of Common Stock, $0.01 par value per share ("Common Stock"), outstanding. Holders of Common Stock are entitled to one vote for each share of Common Stock held. There are no cumulative voting rights.

      When a proxy in the form accompanying this proxy statement is properly executed and returned, the shares represented will be voted at the meeting in accordance with the instructions specified in the proxy. If no instructions are specified, the shares will be voted FOR Proposal 1 in the accompanying Notice of Annual Meeting of Stockholders, and such votes will be counted toward determining a quorum. Shares held of record by the Trustees of the Corporation's Employee Stock Ownership Plan Trust (the "ESOP") will be voted by the Trustees in accordance with instructions received from ESOP participants or, if no such instructions are received, the Trustees shall vote or take other action as they deem appropriate. Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. A stockholder may revoke a proxy by (i) written notice of such revocation to the Secretary of the Corporation at the above address; (ii) a later-dated proxy received by the Corporation; or (iii) attending the meeting and voting in person. Attendance at the meeting will not by itself revoke a proxy.

       Each share of Common Stock outstanding on the record date is entitled to one vote per share at the Annual Meeting of Stockholders. Shares of Common Stock represented in person or by proxy at the Annual Meeting (including abstentions and broker non-votes) will be tabulated by the inspector of election appointed for the meeting and will be counted in determining that a quorum is present. A plurality of the votes cast at the Annual Meeting is required to elect the directors. Proxies withholding authority to vote for a nominee will be treated as votes cast against. Broker non-votes will not be treated as votes cast and therefore, will not be counted in calculating a plurality.

       The approximate date on which this proxy statement and the accompanying proxy card are being mailed to the Corporation's stockholders is March 19, 1999. Solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. Original solicitation of proxies by mail may be supplemented by one or more telephone, telegram or personal solicitations by directors, officers or employees of the Corporation. No additional compensation will be paid for any such services. Except as described above, the Corporation does not intend to solicit proxies other than by mail. Costs of solicitation will be borne by the Corporation.

            PROPOSAL 1: NOMINATION AND ELECTION OF CLASS B DIRECTORS

NOMINEES

       The Corporation has a classified Board consisting of four Class A directors, Messrs. Corvin, Fulton, Keener and Sproul; three Class B directors, Messrs. Reynolds, Stathakis and Swindells; and three Class C directors, Messrs. Boklund, Landis and Maggetti. The Class A and C directors serve until the Annual Meetings of Stockholders to be held in 2001 and 2000, respectively, and until their successors are elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at that annual meeting.

       Effective January 31, 1999, two Class B directors who served in that capacity since 1976 retired from the Board. Effective on January 31, 1999, Mr. Stephen P. Reynolds was appointed to fill the vacancy left by Mr. Edward C. Gendron and the Board was set at ten directors.

       The nominees for election as Class B directors are Stephen P. Reynolds, George J. Stathakis, and William Swindells all of whom are members of the present Board. The Class B directors to be elected at the 1999 Annual Meeting will serve until the Annual Meeting of Stockholders in 2002 and until their successors are elected and qualified.

       Unless authority to vote for a director or directors is withheld, the accompanying proxy, if properly executed and returned, will be voted for the election of the Class B nominees named below. If authority to vote for one or more of the nominees is withheld, the withheld votes will not be cast for any of the other nominees unless the stockholder otherwise indicates on the proxy. If any nominee is unable or unwilling to serve as a director, proxies may be voted for such substitute nominees as may be designated by the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

       The following table sets forth information with respect to each person nominated for election as a Class B director and each other director, including their names and ages as of February 15, 1999, business experience during the past five years and directorships in other corporations.


                              Principal Occupation and                  Director
   Name                      Certain Other Directorships        Age      Since
   ----                      ---------------------------        ---     --------

CLASS B (NOMINEES FOR TERMS OF OFFICE TO EXPIRE IN 2002):

Stephen P. Reynolds     Mr. Reynolds was the President          50        1999
                        and Chief  Executive Officer of
                        PG&E Gas  Transmission-Northwest
                        (formally Pacific Gas Transmission
                        Company) from 1987 until his
                        retirement in early 1998.  Since
                        this time, Mr. Reynolds has been
                        President and Chief Executive
                        Officer of Reynolds Energy
                        International, an energy consulting
                        firm.  He is also a director on the
                        Boards of the Oregon Shakespeare
                        Festival, Portland Center Stage,
                        the Oregon Independent College
                        Fund, The Nature Conservancy of
                        Oregon and the Oregon Health
                        Sciences University Foundation.


George J. Stathakis     Mr. Stathakis was the Chairman of       68        1997
                        the Board and Chief Executive
                        Officer of Ramtron International
                        Corporation, a semi-conductor
                        company, from March 1990 until
                        June 1994.  From 1986 until 1989
                        Mr. Stathakis served as Chairman
                        of the Board and Chief Executive
                        Officer of International Capital
                        Corporation, a subsidiary of
                        American Express.  Since 1985 Mr.
                        Stathakis has had his own
                        business in international
                        investment banking.  Prior to
                        1985, he spent 32 years with
                        General Electric Company,
                        holding various senior executive
                        positions in that company.  He
                        is also a director on the Boards of
                        Ramtron International Corporation
                        and Calpine Corporation, an
                        independent power company.

William Swindells       Mr. Swindells is the Chairman of        68        1994
                        the Board of Directors of
                        Willamette Industries, Inc., a
                        diversified wood products
                        company. He has held the position
                        of Chairman of the Board since
                        1985 and also held the position
                        of Chief Executive Officer from
                        1985 until September 1995 and
                        again from November 1997 until
                        December 1998. He is a director
                        of Standard Insurance Company
                        and Airborne Express Company,
                        and serves as a trustee of
                        Willamette University and the
                        Oregon Health Science
                        University Foundation.

                         Principal Occupation and                  Director
   Name                 Certain Other Directorships         Age      Since
   ----                 ---------------------------         ---    --------

CLASS A (DIRECTORS WHOSE TERMS OF OFFICE WILL EXPIRE IN 2001):

Joe E. Corvin       Mr. Corvin is the President             54       1997
                    and Chief Operating Officer of
                    the Corporation.  He was Vice
                    President and General Manager
                    of the Portland Steelworks
                    from May 1992 to June 1994, was
                    Senior Vice President of
                    Operations from June 1994 to May
                    1996,  became Chief Operating
                    Officer in June 1994, was
                    President of the Corporation's
                    Oregon Steel Mills Division
                    from May 1996 to November 1996
                    and became President of the
                    Corporation in December 1996.

V. Neil Fulton      Mr. Fulton was Vice President           70       1983
                    of Finance and Chief Financial
                    Officer of the Corporation from
                    October  1980 until February 1991.
                    He continued as an employee of the
                    Corporation until December 1992.

Robert W. Keener    Mr. Keener was employed by              67       1994
                    Northwest Pipeline Corporation,
                    a natural gas transmission company,
                    from 1973 to January 1994. In 1975
                    he became Vice President - Gas
                    Supply, and was named  Senior
                    Vice President - Gas Supply and
                    Operations in 1980.  He served as
                    President and Chief Operating
                    Officer from 1983 to 1992, and as
                    Chief Executive Officer from 1992
                    until his retirement in January
                    1994.  He is a former director and
                    executive committee member of Key
                    Bank Corporation of Utah.

John A. Sproul      Mr. Sproul was an Executive Vice        74       1989
                    President of Pacific Gas and
                    Electric Company from 1977 to 1989.
                    During most of that period, he
                    was also Chairman of the Board
                    and Chief Executive Officer of
                    Pacific Gas Transmission Company,
                    an interstate pipeline company.


CLASS C (DIRECTORS WHOSE TERMS OF OFFICE WILL EXPIRE IN 2000):

Thomas B. Boklund   Mr. Boklund is the Chairman of         59        1982
                    the Board of Directors and Chief
                    Executive Officer of the
                    Corporation. He was Chief Operating
                    Officer from May 1982 to July 1985,
                    became Chief Executive Officer in
                    August 1985, and Chairman of the
                    Board of Directors in February 1992.
                    He also served as President from
                    May 1982 to February 1992, and was
                    re-appointed as President from
                    April 1994 to December 1996. He is
                    also a director of Paragon Trade
                    Brands, Inc., a manufacturer of
                    private label infant disposable
                    diapers.

Richard G. Landis   Mr. Landis was Chairman, President     78        1987
                    and Chief Executive Officer of the
                    Del Monte Corporation, a food and
                    beverage company, from 1971 to
                    November 1981 and President of the
                    Pacific area of R.J. Reynolds
                    Industries, Inc., a tobacco, food,
                    beverage and transportation
                    conglomerate, from November 1981
                    until his retirement in July 1983.

James A. Maggetti   Mr. Maggetti was employed by Kaiser    74        1987
                    Steel  Corporation from 1955 until
                    his retirement in December 1983,
                    where his last position was as a
                    Vice President responsible for
                    fabricating operations. He was
                    Chairman of the Board of Napa
                    Valley Bank from 1984 through April
                    1992 and Vice Chairman of the
                    Board of Napa Valley Bancorp, the
                    bank's holding company, from April
                    1982 through December 1991. Mr.
                    Maggetti served as a director of
                    Napa Valley Bank from June 1971
                    until April 1995 and as a director
                    of WestAmerica Bancorporation
                    from July 1993 until April 1995.

DIRECTORS' COMPENSATION, MEETINGS AND STANDING COMMITTEES

         The Board has standing Executive, Audit and Compensation Committees. The Board does not have a nominating committee. Directors who are not full-time employees of the Corporation receive an annual fee of $21,000, plus $1,200 for each Board and committee meeting attended and reimbursement of expenses. Directors who are full-time employees of the Corporation do not receive fees for serving on the Board or on committees.

         The Corporation has a deferred compensation plan for directors, by which all former and present outside directors of the Corporation who have served in the capacity of Director for five years or less since the 1986 Annual Meeting of Stockholders will be paid a benefit by the Corporation of $6,000 per year for each year served as an outside director up to a maximum of ten years. This benefit is to be paid commencing with the calendar year following the year such person ceases to be a director of the Corporation and is payable to either the director, the director's estate, or other designated beneficiary.

         On July 31, 1997, the Board established and adopted, effective January 1, 1998, The Oregon Steel Mills, Inc. Directors' Retirement Plan (the "Directors' Plan") to provide retirement benefits to directors. Starting with the first business day in January following a director's retirement, and continuing on an annual basis, retiring directors who have completed five years of service as an outside director are paid $20,000 annually until the number of payments equals the number of full years of service served as an outside director. For directors who have met the five year service requirement, this Directors' Plan supersedes and replaces the deferred compensation plan mentioned in the preceding paragraph. The payment terms may be converted to a present value lump-sum payment and paid at anytime: 1) by the sole discretion of the Compensation Committee; 2) by a director terminating service with the Corporation within three years following a Change in Control (as defined in the Plan); or 3) upon the death of a director or ex-director.

         For the two Board members who retired effective January 31, 1999, under the Directors' Plan: 1) Mr. C. Lee Emerson who was an outside director for six years is scheduled to receive an annual payment of $20,000 for six years commencing in January 2000, and 2) Mr. Edward C. Gendron has received a
January 31, 1999 one-time lump-sum payment of $264,094 for his past 22 years of service as an outside director.

         During 1998, the Board held four meetings, the Audit Committee held two meetings and the Compensation Committee held three meetings. Each incumbent director attended at least 75% of the aggregate number of Board meetings and meetings of committees of which he is a member which were held during the period for which he was a director.

         The Executive Committee may exercise all the authority of the Board, subject to actions of the full Board and except as otherwise provided by the Corporation's restated certificate of incorporation, the Corporation's bylaws or applicable law. The members of the Executive Committee during 1998 were Messrs. Boklund, Emerson and Corvin.

         The Audit Committee reviews services provided by the Corporation's independent auditors, reviews with them the results of their audit, the adequacy of internal accounting controls, the quality of financial reporting and any recommendations they may have, and makes recommendations to the Board concerning their engagement or discharge. The members of the Audit Committee during 1998 were Messrs. Emerson, Fulton, Gendron, Keener, Landis, Maggetti, Sproul, Stathakis and Swindells.

         The Compensation Committee establishes the general compensation policies of the Corporation and the compensation plans and specific compensation levels for executive officers, subject to approval of the Board. The members of the Compensation Committee during 1998 were Messrs. Emerson, Fulton, Gendron, Keener, Landis, Maggetti, Sproul, Stathakis and Swindells.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of shares of the Common Stock as of February 1, 1999, by
(i) each director, director nominee and named executive officer; (ii) each person known to the Corporation to be a beneficial owner of more than 5% of the outstanding shares of Common Stock; and (iii) all current directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to the table.

                                                         Number       Percentage
               Name                                     of Shares      of Class
               ----                                     ---------     ----------

Thomas B. Boklund (1)(2)                                  79,818 (3)         *
L. Ray Adams (2)                                           8,604 (4)         *
Joe E. Corvin (1)(2)                                      31,868 (3)         *
V. Neil Fulton (1)                                         7,568             *
Richard J. Kasten (2)                                     13,037 (4)         *
Robert W. Keener (1)                                       5,000             *
Richard G. Landis (1)                                      5,600             *
James A. Maggetti (1)                                      7,000             *
Stephen P. Reynolds (1)                                      100             *
Steven M. Rowan (2)                                       19,850 (3)         *
John A. Sproul (1)                                         2,000             *
George J. Stathakis (1)                                    2,000             *
William Swindells (1)                                     17,000             *
Oregon Steel Mills, Inc.
        Employee Stock Ownership Plan Trust
        1000 SW Broadway, Suite 2200
        Portland, Oregon 97205                         1,703,048            6.6%
Scudder Kemper Investments, Inc. (6)
        345 Park Avenue
        New York, New York 10154                       2,403,415            9.3%
First Pacific Advisors, Inc. (7)
        11400 West Olympic Boulevard, Suite 1200
        Los Angeles, California  90064                 2,761,300           10.7%
Citigroup, Inc. (8)
        153 East 53rd Street
        New York, New York 10043                       1,347,924            5.2%
Dresdner RCM Global Investors LLC,
        Dresdner Bank AG and Dresdner RCM
        Global Investors US Holdings LLC
        Four Embarcadero Center
        San Francisco, California 94111 and
        Jurgen-Ponte-Platz 1
        60301, Frankfurt, Germany, respectively (9)    1,392,100            5.4%
All directors and executive officers
        As a group (16) persons                          232,276 (5)        1.2%

---------------

* Less than 1% of the outstanding Common Stock.
(1)     Member of the Board of Directors.

(2)     Named executive officer.

(3) All shares are held by the ESOP for Messrs. Boklund, Corvin and Rowan. Participants in the ESOP have the power to vote these shares under the terms of the ESOP, but they do not have investment power with respect to such shares.

(4) Includes 1,104 shares and 12,637 shares held by the ESOP for the accounts of Messrs. Adams and Kasten, respectively. Messrs. Adams and Kasten have the power to vote these shares under the terms of the ESOP, but they do not have investment power with respect to such shares.

(5) Includes 169,842 shares held by the ESOP for the accounts as to which the respective beneficial owners have the power to direct the vote under the terms of the ESOP, but they do not have investment power with respect to such shares.

(6) Based on the information obtained from an Amendment #5 to Schedule 13G dated February 16, 1999 filed by Scudder Kemper Investments ("Scudder") with the Securities and Exchange Commission: Scudder has the sole power to dispose of 2,403,415 shares and the sole and shared power to vote 1,701,815 and 151,400, respectively, of such shares.

(7) Based on the information obtained from an amendment #2 to Schedule 13G dated February 12, 1999, filed by First Pacific Advisors, Inc. with the Securities and Exchange Commission: First Pacific Advisors, Inc. has the shared power to dispose of 2,761,300 shares and the shared power to vote 680,300 shares.

(8) Based on the information obtained from a Schedule 13G dated February 9, 1999 filed by Citigroup Inc. with the Securities and Exchange
        Commission: Citigroup Inc. has the shared power to vote and dispose of 1,347,924 shares.

(9) Based on the information obtained from a Schedule 13G dated February 12, 1999, filed by Dresdner RCM Global Investors LLC, Dresdner Bank AG and Dresdner RCM Global Investors US Holdings LLC with the Securities and Exchange Commission: Each of the Dresdner RCM Global Investors LLC, Dresdner Bank AG and Dresdner RCM Global Investors US Holdings LLC has the sole power to vote 1,172,100 shares, the sole power to dispose of 1,392,100 shares and the shared power to dispose of 800 shares.

                             EXECUTIVE COMPENSATION

        The following table sets forth the compensation paid to or accrued by the Corporation and its subsidiaries for the Chief Executive Officer and each of the four most highly paid executive officers of the Corporation and its subsidiaries as of December 31, 1998.

                                                      SUMMARY COMPENSATION TABLE

                                                                                               ALL OTHER
                                              ANNUAL COMPENSATION(5)                          COMPENSATION(5)
                           ----------------------------------------------------------------   ---------------

    Name and                                                           ESOP                   Thrift Plan
Principal Position         Year        Salary        Bonus(1)    Contribution(2)   SERP(3)   Contribution(4)
------------------         ----        ------       ---------    ---------------   -------   ---------------


Thomas B. Boklund          1998      $500,000       $ 30,938     $     168          $3,785          -
Chairman of the            1997       500,000         50,687         4,608           2,750          -
Board and CEO              1996       451,875         47,341           318           2,687          -

Joe E. Corvin              1998      $398,333       $ 24,750     $     168          $  371          -
President and Chief        1997       356,250         38,480         4,608             129          -
Operating Officer          1996       242,250         35,647           318             108          -

L. Ray Adams               1998      $248,958       $ 15,469     $     168          $  167     $    -
Vice President of          1997       225,000         22,809         4,608              70      1,600
Finance and Chief          1996       198,938         20,724           318              59      1,500
Financial Officer

Steven M. Rowan            1998      $186,875       $ 11,523     $     168          $   89     $    -
Vice President,            1997       185,000         18,754         4,608              39      1,600
Materials and              1996       174,375         18,408           318              32      1,500
Transportation

Richard J. Kasten          1998      $175,000       $  7,486     $     168          $   83     $1,600
Vice President,            1997       175,000         15,307         4,608              41      1,600
International              1996       170,625         25,246           318              34      1,500
Sales


----------------


(1) Amounts earned pursuant to the Corporation's Profit Participation Plan.

(2) Value of stock contributions made by the Corporation on behalf of the named executive to the Employee Stock Ownership Plan Trust, as determined at the time of such contribution.

(3) Amounts paid under the Corporation's Supplemental Retirement Plan.

(4) Matching contributions made by the Corporation on behalf of the named executive to the Corporation's Thrift Plan.

(5) Pension benefits accrued in 1998 are not included in this Summary Compensation Table.

                        DEFINED BENEFIT RETIREMENT PLANS

       The Corporation's pension plans are defined benefit plans qualified under section 401(a) of the Internal Revenue Code (the "Code"). Executive officers and most other domestic employees of the Corporation are eligible to participate in the Oregon Steel Mills, Inc. Pension Plan (the "Plan") or similar plans. Normal retirement is at age 65.

       The amount of an employee's pension benefit and the resulting monthly payments an employee receives upon retirement are based upon the level of the employee's prior annual compensation, the employee's number of years of benefit service and other factors. The employee's annual pension benefit is equal to the sum of:

       (i) for each full or partial year of benefit service prior to January 1, 1994, 1% of the first $22,800 of Past Service Compensation, plus 1.6% of Past Service Compensation in excess of $22,800. ("Past Service Compensation" is the employee's average compensation for the years 1991, 1992 and 1993); plus,

      (ii) for each full or partial year of benefit service beginning on or after January 1, 1994, 1.2% of the employee's compensation during such year up to the employee's "Covered Compensation" amount for the year, plus 1.7% of the employee's compensation in excess of such "Covered Compensation" amount. ("Covered Compensation" for each year is determined by the employee's age and is taken from a Social Security Covered Compensation Table published annually in accordance with IRS regulations. For any given age, the "Covered Compensation" amount in the Table represents the average of the Social Security taxable wage bases over the 35-year period ending in the year someone that age will reach Social Security normal retirement age.)

       In addition to the Plan, the Corporation initiated effective May 1, 1994 a Supplemental Retirement Plan (the "SERP") to supplement the Plan and ESOP and make up for benefits which were lost because of the dollar limits imposed by sections 401(a)(17) and 415 of the Code on benefits and contributions under those plans. The SERP results in highly compensated employees receiving retirement benefits calculated on the same basis as other employees. Employees become eligible for benefits under the SERP whenever: (a) the employee has service after the effective date; (b) the employee becomes eligible for benefits under the Plan or an allocation under the ESOP; and (c) the employee's benefit or allocation is limited by sections 401(a)(17) of the Code or by the dollar amount under section 415 of the Code, or both. The benefit paid under the SERP is the difference between the Plan benefit calculated as described above and the amount that would have been paid under the Plan in the absence of the dollar limits in sections 401(a)(17) and 415 of the Code; plus the difference between the amount of ESOP benefit allocated to the participant under the ESOP after 1988 and the amount that would have been allocated in the absence of the dollar limits in sections 401(a)(17) and 415 of the Code, plus dividends that would have been paid on such shares after May 1994. Such benefit payments are made at the time that the benefits under the Plan or ESOP, as applicable, are paid, or earlier upon an adverse IRS ruling. The Compensation Committee of the Board of Directors may amend or terminate the SERP at any time so long as rights already accrued at the time of such amendment or termination are preserved.

       The following Pension Plan Table shows the "Covered Compensation" portion of the estimated annual benefits payable upon retirement at age 65 (including benefits under the SERP) in the specified compensation and years of service classifications.

                               PENSION PLAN TABLE
                          (QUALIFIED PLAN PLUS SERP)(3)

                                       YEARS OF SERVICE
                 ------------------------------------------------------------
Remuneration (2)     15          20           25           30            35
---------------- ------------------------------------------------------------

 $125,000        $ 28,875    $ 38,500     $ 48,125     $ 57,750      $ 67,375
 $150,000          35,250      47,000       58,750       70,500        82,250
 $175,000          41,625      55,500       69,375       83,250        97,125
 $200,000          48,000      64,000       80,000       96,000       112,000
 $225,000          54,375      72,500       90,625      108,750       126,875
 $250,000          60,750      81,000      101,250      121,500       141,750
 $300,000          73,500      98,000      122,500      147,000       171,500
 $350,000          86,250     115,000      143,750      172,500       201,250
 $400,000          99,000     132,000      165,000      198,000       231,000
 $450,000         111,750     149,000      186,250      223,500       260,750
 $500,000         124,500     166,000      207,500      249,000       290,500
 $550,000         137,250     183,000      228,750      274,500       320,250
 $600,000         150,000     200,000      250,000      300,000       350,000
 $650,000         162,750     217,000      271,250      325,500       379,750
 $700,000 (1)     175,500     234,000      292,500      351,000       409,500


(1) Represents at least 125% of the maximum compensation for the year ended December 31, 1998.

(2) Based on the estimated straight-life annuity amounts for future service using 1998 as the first year of benefit service. Social Security Covered Compensation as defined above is assumed to be $40,000.

(3) Does not include the ESOP benefit pursuant to the SERP which is not determined by years of service and final compensation.

         The portion of an employee's benefit attributable to years of benefit service in excess of 35 years, is limited to 1.0% of his Past Service Compensation for purposes of (i) above; and to 1.2% of his annual compensation for purposes of (ii) above. Notwithstanding the foregoing, an employee's compensation taken into account for any Plan year after 1993 shall not exceed $150,000 (or such other amount as may be prescribed for the relevant plan year by the Secretary of the Treasury pursuant to section 401(a)(17) of the Code). As previously described, the SERP will pay benefits on the additional compensation above that amount.

         The employee's annual pension benefit is reduced to the extent of the annuity value of: (i) any portion of the employee's account balances under the Corporation's Profit Participation Plan and the ESOP as of January 1, 1981 attributable to allocations on the basis of compensation in excess of the Social Security taxable wage base; and (ii) any retirement benefits paid to the employee under the Corporation's Pension Plan for Union Employees which was terminated January 23, 1984. The Plan benefits are not subject to deduction for social security.

         For each named executive officer listed on the Summary Compensation Table, the applicable compensation each year is the sum of the "Salary" and "Bonus" compensation shown, limited as described above. Upon their retirement, assuming retirement at age 65 and no increase in current rates of annual compensation, and based upon years of service at December 31, 1998, Messrs. Boklund, Corvin, Adams, Rowan and Kasten would receive lifetime annual payments under the Plan and pension benefits pursuant to the SERP combined of $250,189, $163,296, $103,004, $98,470 and $69,848, respectively. Their credited years of service as of December 31, 1998 are twenty-five, twenty-nine, ten, twenty-six and fourteen, respectively. In addition, ESOP benefits pursuant to the SERP would include dividends and the equivalent value of shares of common stock accrued through December 31, 1998 of $66,032, $7,448, $3,263, $1,718 and $1,570,
respectively. Future ESOP benefit additions, if any, would be derived from discretionary annual ESOP allocations set by the Board of Directors.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

         The Corporation has employment agreements (the "Employment Agreements") with certain of its key employees, including Messrs. Boklund, Corvin, and Adams ("Employees"). Each Employment Agreement is effective until June 1 of each year, with (a) automatic one-year extensions until the Employee reaches the age of 65 unless either the Corporation or the Employee provides prior notice that the Employment Agreement will not be extended, and (b) an automatic three-year extension in the event of a change of control of the Corporation (a "Change in Control"). Change in Control is defined to include, among other things, the transfer of 25% or more of the Corporation's voting securities to any person or entity other than the ESOP or the election of a majority of directors who were not nominated by the then current Board. The Employment Agreements provide, among other things, for severance compensation in the event that an Employee's employment is terminated by the employer without cause or by the Employee with good reason, all as defined in the Employment Agreements, during the three-year period following a Change in Control. Such severance compensation is to be calculated as the sum of (i) three times the Employee's annual base salary as of the date of the Change in Control, (ii) the four most recent quarterly cash distributions to such Employee from the Corporation's Profit Participation Plan, and (iii) an amount equal to the lump sum present actuarial value of the excess, if any, of the normal retirement allowance to which the Employee would have been entitled under the Pension Plan, assuming that the Employee continued as an active participant under such plan, without change in his rate of annual pay, until the earlier of his 65th birthday or the tenth anniversary of the date of the Change in Control, over the normal retirement allowance to which the Employee is actually entitled under such plan as of the date of termination. Under the Employment Agreements, any terminated Employee would also receive full base salary through the date of such termination of employment, reimbursement for any legal fees or expenses incurred by the Employee in seeking to enforce the Employment Agreement and certain non-cash employee benefits as specified in the Employment Agreement.

         The Corporation has entered into Indemnification Agreements with each director and certain executive officers (an "Indemnified Person"). Each agreement provides that the Corporation shall indemnify the Indemnified Person if and when the Indemnified Person is or was a party or is threatened to be made a party to any action, suit, arbitration, investigation, administrative hearing or any other proceeding (a "Proceeding") because of the Indemnified Person's status or former status as a director, officer or other agent of the Corporation or because of anything done or not done by the Indemnified Person in such capacity, against all expenses and liabilities actually and reasonably incurred by the Indemnified Person or on the Indemnified Person's behalf in connection with the investigation, defense, settlement or appeal of such Proceeding. The Corporation will advance to the Indemnified Person all reasonable defense expenses incurred in defense of any Proceeding. Further, each agreement provides that upon the acquisition of 30% or more of the outstanding shares of Common Stock, other than by the Corporation or the ESOP, without approval by a majority of the Corporation's Board prior to such acquisition, the Corporation will obtain and maintain over the term of the agreement an irrevocable standby letter of credit on terms satisfactory to the Indemnified Person in an appropriate amount (but not less than $500,000) naming the Indemnified Person as the beneficiary in order to secure the Corporation's obligation under the agreement. Finally, each agreement provides that the Corporation must maintain director and officer insurance in the amount of at least $2.0 million with coverage at least comparable to its then current insurance for the Indemnified Person for the term of the agreement. The Corporation may elect to not purchase the required insurance if the insurance is not reasonably available or if, in the reasonable business judgment of the directors of the Corporation, either the premium cost for such insurance is disproportionate to the amount of coverage or the coverage provided by such insurance is so limited that there is insufficient benefit from such insurance.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1998 the Compensation Committee members were John A. Sproul, Chairman, C. Lee Emerson, V. Neil Fulton, Edward C. Gendron, Robert W. Keener, Richard G. Landis, James A. Maggetti, George J. Stathakis and William Swindells. Mr. Emerson was Chairman of the Board and an employee of the Corporation through January 1992. Mr. Fulton was the Corporation's Vice President of Finance and Chief Financial Officer until February 1991, and was an employee of the Corporation through December 1992.

                       BOARD COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board establishes the general compensation policies of the Corporation and the compensation plans and specific compensation levels for executive officers, subject to approval of the Board. The 1998 Compensation Committee is composed of nine independent, non-employee directors.

COMPENSATION PRINCIPLES

         The Committee believes that the compensation program for the Corporation should be designed to attract, retain and motivate talented employees to contribute to the Corporation's long-term success. To ensure that compensation is competitive, the Committee periodically collects and analyzes compensation practices of companies and competitors in its industry and uses that information as the basis to determine whether the Corporation's compensation program is in a competitive range. The Committee maintains the philosophy that compensation of all employees should be directly and materially linked to operating and financial performance of the Corporation. To achieve this linkage, employee compensation is weighted towards compensation paid on the basis of pre-tax profit. The Committee has also established stock ownership as part of non-union employee compensation to promote the alignment of employee long-range interests with those of the stockholders. In addition, the Committee believes that whenever possible the compensation and benefit program provided to the executive officers should be based on similar principles as for all other non-union employees. These principles align all employee compensation with the Corporation's objectives, operating strategy, management initiatives and financial performance. Within this overall philosophy, the Committee's objectives are to:

[BULLET] Offer a total compensation program that takes into consideration the compensation practices of comparable companies with whom the Corporation competes for executive talent.

[BULLET] Support a performance-oriented environment in which everyone is working together in pursuit of the Corporation's short term and long term goals.

[BULLET] To maximize the Corporation's long-term growth and profitability and the enhancement of stockholder value.

COMPARATIVE EVALUATION

         The Corporation seeks to align total compensation for its executive officers with that of comparable executive positions in other manufacturing companies and other steel companies.

         In 1998, the Compensation Committee benchmarked its compensation program by retaining an independent outside consulting firm to prepare a report that compared the base salary and other benefits of the Corporation to other durable goods manufacturing companies (the "Report"). The Report focused on total compensation for the 14 most senior executive positions. In preparing the Report, the consulting firm reviewed the executive position descriptions and competitive practices and pay levels for numerous durable goods manufacturing companies (including steel companies).

COMPENSATION ELEMENTS

         There are three elements in the Corporation's executive officer compensation program, all determined by individual performance and corporate profitability.

         BASE SALARY COMPENSATION

         The Compensation Committee adjusts base salary levels within pre-established ranges to reflect the responsibilities and performance of individuals. The responsibilities assumed, the skills and experience required by the job, and the performance of the individual are relatively equal considerations in determining base salary.

         ANNUAL INCENTIVE COMPENSATION

         As noted above, the Corporation believes that all employees share in the responsibility for achieving profits. Accordingly, the Corporation has discretionary Profit Participation Plans under which it distributes quarterly to most of its U.S. employees with over three months of employment 12% to 20%, depending on location, of its domestic pre-tax earnings after adjustments for certain non-operating items. Each employee, including executive officers, receives a share of the distribution based on the level of the employee's base compensation compared with the total base compensation of all eligible employees. The Corporation may modify, amend or terminate the plans at the discretion of the Board of Directors, subject to the terms of various labor agreements.

         EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

         The Corporation has an ESOP for qualified employees (generally those employees with six months of employment) of Oregon Steel Mills, Inc. Annual contributions to the ESOP, which are at the discretion of the Board, are based upon the financial performance of the Corporation. The annual contribution may be in cash or Common Stock but historically has been in Common Stock. Shares are allocated to the accounts of qualified employees, including executive officers, at the end of each year in proportion to each eligible employee's total eligible compensation compared with the total eligible compensation of all eligible employees. As noted above, the purpose of this program is to provide additional incentive for employees to work to maximize stockholder value. The ESOP program utilizes vesting periods and diversification features that encourage employees to retain ownership of the Corporation's Common Stock and continue in the employ of the Corporation.

         The Corporation also has a SERP (as discussed previously under the heading "Defined Benefit Retirement Plans") whereby the SERP supplements pension and ESOP benefits, making up for benefits which were lost because of the dollar limits imposed by sections 401(a)(17) and 415 of the Code.

CHIEF EXECUTIVE OFFICER ("CEO") COMPENSATION

         The Compensation Committee has used the aforementioned compensation principles with respect to the salary of Mr. Boklund. In determining Mr. Boklund's base salary for 1998, the Committee reviewed the Report, the Corporation's less than planned financial results due to operating difficulties and deteriorating steel market conditions, and Mr. Boklund's performance and responsibilities. As a result of this review, the Committee determined to make no changes in his compensation. Mr. Boklund shares in the Profit Participation Plan of the Corporation and the ESOP under the same provisions and formulas as other domestic employees of the Corporation.

         The Corporation does not have any "Excessive Employee Remuneration" as defined in section 162(m) of the Code.

                       COMPENSATION COMMITTEE DURING 1998

                            John A. Sproul, Chairman
                                 C. Lee Emerson
                                 V. Neil Fulton
                                Edward C. Gendron
                                Robert W. Keener
                                Richard G. Landis
                                James A. Maggetti
                               George J. Stathakis
                                William Swindells

                                PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total stockholder return of the Corporation's Common Stock, based on the market price of Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard and Poors' 500 Stock Index ("S&P 500 Index") and the Standard & Poors' Steel Index ("S&P Steel Index").



STOCKHOLDER RETURN

MEASUREMENT PERIOD                  OREGON          S&P 500         S&P STEEL
(FISCAL YEAR COVERED)                STEEL           INDEX            INDEX
---------------------              -------          -------         ---------
MEASUREMENT POINT - 12/31/93       $100.00          $100.00           $100.00

FYE 12/31/94                         64.10           101.36             97.28
FYE 12/31/95                         58.92           139.31             90.19
FYE 12/31/96                         73.83           171.21             80.38
FYE 12/31/97                         96.47           228.26             81.74
FYE 12/31/98                         55.81           293.36             70.91

----------

(a)    Dividends are reinvested at the end of the month in which they are paid.
(b) Assumes $100 invested in Oregon Steel, the S&P 500 Index companies and the S&P Steel Index companies on December 31, 1993


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based on the Corporation's review of Forms 3, 4, and 5 furnished to the Corporation pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all such forms were filed on a timely basis.


                             INDEPENDENT ACCOUNTANTS

         During the fiscal year 1998, PricewaterhouseCoopers LLP ("PWC") served as independent accountants to the Corporation. They have been appointed as the Corporation's independent accountants for the fiscal year 1999 by the Board. Representatives of PWC will be present at the Annual Meeting and will be available to respond to appropriate questions. They do not expect to make any statement but will have the opportunity to make a statement if they desire to do so.


                                  OTHER MATTERS

         The Board knows of no other matters to be brought before the Annual Meeting. However, if any other business properly comes before the meeting, the persons named in the accompanying form of proxy will vote or refrain from voting thereon in accordance with their judgment pursuant to the discretionary authority given them in the proxy.


                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         Stockholder proposals submitted for inclusion in the 2000 proxy materials and consideration at the 2000 Annual Meeting of Stockholders must be received by the Corporation np later than November 19, 1999 and no earlier than October 20, 1999. Any such proposal should comply with the rules promulgated by the Securities and Exchange Commission governing stockholder proposals submitted for inclusion in proxy materials.

         In order to be considered at the 2000 Annual Meeting of Stockholders, written notice of a non-Rule 14a-8 stockholder proposal or director nomination must contain the information required by the Company's bylaws and must be received by the Company no later than November 19, 1999 and no earlier than October 20, 1999.


                                                              LaNelle F. Lee
                                                              SECRETARY

Portland, Oregon
March 19, 1999

                         1999 ANNUAL MEETING GUIDELINES

     In the interest of an orderly and constructive meeting, the following guidelines will apply for the 1999 Oregon Steel Mills, Inc. Annual Meeting of
Stockholders:

     1. To gain entrance at the meeting, you must present the enclosed admission ticket or evidence of ownership of Oregon Steel Mills, Inc. stock.

     2. Except those employed by the Corporation to provide a record of the proceedings, the use of cameras, sound recording equipment, microphones, megaphones and other noise making devices is prohibited. Briefcases, purses and parcels may be examined or searched before you are admitted to the meeting. No signs, placards, banners, leaflets or similar materials may be brought into the meeting.

     3. The business of the meeting is set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated March 19, 1999. Whether or not you plan to attend the meeting, please sign, date and return the proxy form in the envelope provided. If you wish to change your vote or have not voted by proxy, a ballot will be distributed to you at the meeting.

     4. Please register your attendance at the meeting on the sign-up sheet at the registration table. If you wish to comment on any of the proposals which will be voted on at the meeting or ask an appropriate question about the business of the Corporation at the end of the meeting, please register your intention to do so on the sign-up sheet at the registration table.

     5. Time has been reserved at the end of the meeting for stockholder questions that relate to the business of the Corporation. After you have registered and at the appropriate time, please go to the microphone, state your name and confirm that you are a stockholder before asking your question. Please direct all comments or questions to the Chairman. Comments or questions from the floor are limited to two minutes to provide an opportunity for as many stockholders as possible.

     6. Personal grievances or claims are not appropriate subjects for the meeting.

     7. The Chairman in his sole discretion shall have authority to conduct the meeting and rule on any questions or procedures that may arise. Voting results announced by the Inspector of Election at the meeting are preliminary. Final results will be included in the summary of the results of the meeting included in the Corporation's first quarter Report on Form 10-Q.

                            OREGON STEEL MILLS, INC.
                        ANNUAL MEETING -- APRIL 29, 1999
                      PROXY SOLICITED BY BOARD OF DIRECTORS

         The undersigned hereby appoints Thomas B. Boklund and L. Ray Adams, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Oregon Steel Mills, Inc. on April 29, 1999 and any adjournment thereof, with all powers that the undersigned would possess if personally present, with respect to the item on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE HEREOF. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO
OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

          PLEASE MARK, DATE, SIGN, AND RETURN THE PROXY CARD PROMPTLY.
                     (CONTINUED AND TO BE SIGNED ON REVERSE)


                    [TRIANGLE]FOLD AND DETACH HERE[TRIANGLE]


                                ADMISSION TICKET

             ADMISSION TICKET FOR THE 1999 OREGON STEEL MILLS, INC.
                         ANNUAL MEETING OF STOCKHOLDERS,
              THURSDAY, APRIL 29, 1999, AT 9:30 A.M. MOUNTAIN TIME
                        AT THE PHOENIX AIRPORT MARRIOTT,
                 1101 NORTH 44TH STREET, PHOENIX, ARIZONA 85008

                                  Please mark         [Square box
                                  your votes           in which an
                                  as indicated         "X" has been
                                  in this example.     marked]

1.       Election of Class B Directors
         [ ] FOR all nominees listed below (except as marked to the contrary below) or, if any named nominee is unable to serve, for a substitute nominee.

         [  ] WITHHOLD AUTHORITY to vote for all nominees listed below.

           Stephen P. Reynolds, George J. Stathakis, William Swindells

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
 THAT NOMINEE'S NAME ON THE LINE BELOW.)


         ------------------------ ---------------------- ----------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.

                                                    Date:            , 1999
                                                           -----------

[To the left of "Date"                               -----------------------
 appears a 3/8-inch,
 horizontal black line;                              -----------------------
 a perpendicular 3/8-inch                            Signature or Signatures
 black line extends
 downward from the right
 corner of the horizontal
 line.)

Please date and sign exactly as name is imprinted hereon, including designation as executor, trustee, etc., if applicable. When shares are held jointly, each joint owner should sign. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                    [TRIANGLE]FOLD AND DETACH HERE[TRIANGLE]


                                ADMISSION TICKET

ADMISSION TICKET FOR THE 1999 OREGON STEEL MILLS, INC. ANNUAL MEETING OF STOCKHOLDERS, THURSDAY, APRIL 29, 1999, AT 9:30 A.M. MOUNTAIN TIME AT THE PHOENIX AIRPORT MARRIOTT, 1101 NORTH 44TH STREET, PHOENIX, ARIZONA 85008.


                               THIS IS NOT A PROXY

Admits stockholder(s) named above or duly appointed proxy(ies) of record only.

NON-TRANSFERABLE.

THIS TICKET, OR OTHER EVIDENCE OF STOCK OWNERSHIP, MUST BE PRESENTED TO ENTER THE MEETING.

Admittance will be based upon availability of seating.

THE DISTRIBUTION OF LEAFLETS AND OTHER MATERIAL IS NOT PERMITTED. CAMERAS, TAPE RECORDERS, MICROPHONES, MEGAPHONES, AND OTHER NOISE MAKING DEVICES ARE PROHIBITED IN THE MEETING. THANK YOU FOR YOUR COOPERATION.